Exhibit (a)(6)



                       PREFERRED INCOME FUND INCORPORATED
            ARTICLES SUPPLEMENTARY CREATING AND FIXING THE RIGHTS OF
               MONEY MARKET CUMULATIVE PREFERRED STOCK ("MMP(R)")

     Preferred Income Fund Incorporated, a Maryland corporation (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article IV of the Corporation's Articles of Incorporation, the Board of Directors has, by resolution, authorized the issuance of [200] additional shares of MMP (the "Additional MMP"), $.01 par value, liquidation preference $100,000 per share plus an amount equal to dividends on each share (whether or not earned or declared) accumulated and unpaid thereon and Additional Distribution Rights with respect to such accumulated dividends. The Corporation's Articles Supplementary Creating and Fixing the Rights of Money Market Cumulative Preferred Stock ("MMP(R)") filed with the State Department of Assessments and Taxation on April 12, 1991, as amended by the Articles of Amendment thereto filed with the State Department of Assessments and Taxation on July 25, 1994 are referred to together herein as the "Initial Articles Supplementary". The Board of Directors by resolution originally authorized the classification of 2,000 shares of the Corporation's preferred stock as 2,000 shares of MMP on March 20, 1991, as set forth in the Initial Articles Supplementary, and the duly authorized Pricing Committee of the Board of Directors authorized the issuance of 575 shares of MMP on April 12, 1991. Pursuant to the authority given to it in the Initial Articles Supplementary, the Board of Directors has previously modified certain definitions in the Initial Articles Supplementary, upon the written advisement of Moody's Investors Service, Inc. ("Moody's"), a rating agency rating the MMP, that such modifications would not adversely affect Moody's rating of the MMP and that such modifications were in accordance with guidelines established by Moody's.

     SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of Additional MMP are as set forth below:

         1. The shares of Additional MMP shall be subject in all respects to the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable to the shares of MMP issued pursuant to the Initial Articles Supplementary, except as specifically set forth in this Article SECOND.

         2. DATE OF ORIGINAL ISSUE. The Date of Original Issue for the shares of Additional MMP shall be June 4, 2002.

         3. INITIAL RATE PERIOD. The Initial Rate Period for the shares of Additional MMP shall be the period from and including June 4, 2002 to but excluding the initial Dividend Payment Date for such shares. The Initial Rate Period for the shares of Additional MMP shall be 2 days.

         4. INITIAL DIVIDEND PAYMENT DATE. The initial Dividend Payment Date for the shares of Additional MMP shall be June 6, 2002.

         5. INITIAL APPLICABLE RATE. The Applicable Rate on shares of Additional MMP for the Initial Rate Period shall be the then-current Applicable Rate for the shares of MMP issued pursuant to the Initial Articles Supplementary.

         6. DIVIDEND PAYMENT DATE. Dividends shall be payable, subject to paragraphs (b)(ii)(A) and (b)(ii)(C) of Section 2 of Part I of the Initial Articles Supplementary, on the initial Dividend Payment Date set forth above, and, thereafter, in accord with the provisions of the Initial Articles Supplementary.

     THIRD: The Additional MMP have been classified by the Board of Directors pursuant to authority contained in the Charter of the Corporation. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     IN WITNESS WHEREOF, PREFERRED INCOME FUND INCORPORATED has caused these presents to be signed as of May ___, 2002 in its name and on its behalf by a Vice President and witnessed by its Treasurer and Assistant Secretary, and the said officers of the Corporation acknowledge said instrument to be the corporate act of the Corporation and state under penalties of perjury that to the best of their knowledge, information and belief the matters and facts therein set forth with respect to approval are true in all material respects.

                             PREFERRED INCOME FUND INCORPORATED

                             By: /S/ Donald F. Crumrine
                                -----------------------------------------------
                                  Donald F. Crumrine
                                  Vice President, Chief Financial Officer,
                                  Chief Accounting Officer, and Secretary

WITNESS:
          /S/ Peter C. Stimes
         -------------------------------
         Peter C. Stimes
         Vice President, Treasurer, and
         Asst. Secretary


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